NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

August 1, 2019	Contact:	Steven F. Nicola
Chief Financial Officer

MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FISCAL 2019 THIRD QUARTER

Third Quarter Financial Highlights:

•	Consolidated sales of $379.3 million

•	GAAP EPS of $0.46; non-GAAP adjusted EPS of $0.90

•	Operating cash flow of $44.1 million vs. $26.5 million last year

Year-to-date Financial Highlights:

•	Consolidated sales of $1.145 billion

•	GAAP EPS of $1.05; non-GAAP adjusted EPS of $2.30

•	Operating cash flow of $89.4 million vs. $82.8 million last year

PITTSBURGH, PA, AUGUST 1, 2019 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its fiscal third quarter and nine months ended June 30, 2019.

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated: “Consistent with the updated expectations that we provided last quarter, our third quarter continued to be challenging. The impact of the previously reported brand client account loss, continued slowness in casketed deaths, and significant currency headwinds all combined to pressure our fiscal 2019 third quarter results.

“Despite the challenging conditions in the current fiscal year, we generated higher operating cash flow in the current quarter compared to a year ago. In addition, several of the businesses appear poised to deliver strong results for the fiscal 2019 fourth quarter. In our SGK Brand Solutions segment, we currently have a high order backlog for our merchandising business, much of which is expected to be delivered in the fourth fiscal quarter. In addition, our private label brand business continues to deliver on its plan to convert recent significant account wins into a strong fiscal 2019 performance.

“In our Memorialization segment, work has begun on a significant incineration project in the U.K. and this business recently signed a letter of intent for another significant incineration project. Further, we appear to have a clear line of sight to several additional projects of similar scale. In addition, despite the recent delays by customers of several projects, the order backlog in the warehouse automation business looks very good for the fiscal 2019 fourth quarter and going into fiscal 2020.

Matthews International Reports Results for Fiscal 2019 Third Quarter

August 1, 2019

“Order intake for our surfaces and engineered products is at record levels and, as discussed during our investor day presentation in June 2019, customer interest in our capabilities, particularly for supporting energy storage devices, continues to grow.

“Finally, we are beginning a cost reduction analysis targeting the businesses where revenue growth has been the most challenged to ensure those respective cost structures are right-sized for the current sales run-rates. We also plan to challenge our back-office administrative costs as well, particularly as we complete the final stages of our global ERP implementation.”

Third Quarter Fiscal 2019 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q3 FY2019	Q3 FY2018	Change	% Change
Sales	$379.3	$411.6	$(32.3)	(7.9)%
Net income attributable to Matthews	$14.6	$24.4	$(9.8)	(40.1)%
Diluted EPS	$0.46	$0.77	$(0.31)	(40.3)%
Non-GAAP adjusted net income	$28.4	$36.7	$(8.3)	(22.6)%
Non-GAAP adjusted EPS	$0.90	$1.16	$(0.26)	(22.4)%
Adjusted EBITDA	$59.0	$69.2	$(10.2)	(14.7)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the quarter ended June 30, 2019 were $379.3 million, compared to $411.6 million for the same quarter a year ago. Changes in foreign currency exchange rates had an unfavorable impact of $8.6 million on consolidated sales compared to a year ago. In addition, the previously reported loss of a significant brand client account, the impact of an estimated decline in U.S. casketed deaths on casket sales, and delays in several warehouse automation projects contributed to the year-over-year sales decrease. Consolidated sales for the current quarter were favorably impacted by sales growth in the private label brand market and higher sales of cremation and incineration equipment.

Net income attributable to the Company for the quarter ended June 30, 2019 was $14.6 million, or $0.46 per share, compared to $24.4 million, or $0.77 per share, for the same quarter last year. On a non-GAAP adjusted basis, earnings for the fiscal 2019 third quarter were $0.90 per share, compared to $1.16 per share a year ago. Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the fiscal 2019 third quarter was $59.0 million, compared to $69.2 million a year ago. These decreases from the fiscal 2018 third quarter primarily reflected the impacts of lower consolidated sales. See reconciliation of adjusted EBITDA below.

Sales for the SGK Brand Solutions segment were $181.9 million for the quarter ended June 30, 2019, compared to $203.0 million a year ago. The decrease primarily reflected a combination of the previously reported loss of a significant brand client account, overall slower U.S. brand market conditions and delays in customer orders. However, sales for the SGK Brand Solutions segment for the current quarter reflected higher sales in the private label brand market. In addition, the current quarter benefited from the impact of the acquisition of Frost Converting Systems (acquired November 2018). Changes in foreign currency exchange rates had an unfavorable impact of $7.1 million on the segment’s sales compared with the same quarter last year.

Memorialization segment sales for the fiscal 2019 third quarter were $158.2 million, compared to $162.0 million a year ago. The decrease primarily reflected the impact of an estimated decline in U.S. casketed deaths. In addition, fiscal 2019 sales for the Memorialization segment were unfavorably impacted by the divestiture of a controlling interest in the pet cremation business. However, sales of cremation and incineration equipment were higher during the recent quarter. Changes in foreign currency exchange rates had an unfavorable impact of approximately $840,000 on the segment’s sales compared with the same quarter last year.

Matthews International Reports Results for Fiscal 2019 Third Quarter

August 1, 2019

Sales for the Industrial Technologies segment were $39.1 million for the quarter ended June 30, 2019, compared to $46.7 million a year ago. Warehouse automation sales were lower than the same quarter last year, primarily reflecting project delays by customers. Changes in foreign currency exchange rates had an unfavorable impact of $616,000 on the segment’s sales compared with the same quarter last year.

The Company purchased approximately 240,000 shares under its repurchase program during the fiscal 2019 third quarter.

Nine Months Fiscal 2019 Consolidated Results (Unaudited)

($ in millions, except per share data)	YTD FY2019	YTD FY2018	Change	% Change
Sales	$1,144.9	$1,195.1	$(50.2)	(4.2)%
Net income attributable to Matthews	$33.1	$77.8	$(44.7)	(57.4)%
Diluted EPS	$1.05	$2.44	$(1.39)	(57.0)%
Non-GAAP adjusted net income	$72.8	$86.6	$(13.8)	(15.9)%
Non-GAAP adjusted EPS	$2.30	$2.72	$(0.42)	(15.4)%
Adjusted EBITDA	$161.6	$178.2	$(16.6)	(9.3)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the nine months ended June 30, 2019 were $1.145 billion, compared to $1.195 billion a year ago, representing a decrease of $50.2 million from the prior year. Changes in foreign currency exchange rates had an unfavorable impact of $27.1 million on consolidated sales compared to a year ago. However, consolidated sales for the first nine months of fiscal 2019 were favorably impacted by higher sales in the private label brand market. In addition, fiscal 2019 year-to-date consolidated sales reflected organic sales growth in Europe, higher sales of surfaces and engineered products, and an increase in warehouse automation sales. Recent acquisitions also contributed to sales for the current year.

Overall, on a year-to-date basis, the impact of the previously reported brand client account loss, continued slowness in casketed deaths, and significant currency headwinds unfavorably affected sales by an estimated $54 million, which is more than the actual consolidated sales decrease of $50.2 million. Although U.S. brand market conditions slowed and several warehouse automation projects were delayed by customers during the recent quarter, the private label brand business continued to grow, and sales of cremation and incineration equipment were higher.

Net income attributable to the Company for the first nine months of fiscal 2019 was $33.1 million, or $1.05 per share. A substantial portion of the decrease from the prior period reflected the favorable impact on last year’s earnings of U.S. Federal tax regulation changes. In addition, the results for the first nine months of fiscal 2019 included a loss on the divestiture of a controlling interest in the pet cremation business and an increase in interest expense related partially to the Company’s bond offering in December 2017, compared with a year ago.

On a non-GAAP adjusted basis, earnings for the first nine months of fiscal 2019 were $2.30 per share, compared to $2.72 per share last year. The decrease primarily reflected the impacts of lower consolidated sales, higher interest expense and unfavorable changes in foreign currency exchange rates compared to last year. Adjusted EBITDA for the first nine months of fiscal 2019 was $161.6 million, compared to $178.2 million a year ago. Changes in foreign currency rates were estimated to have an unfavorable impact of $4.9 million ($0.12 per share) on adjusted EBITDA compared to last year. See reconciliation of adjusted EBITDA below.

The Company purchased approximately 570,000 shares under its repurchase program during the first nine months of fiscal 2019.

Matthews International Reports Results for Fiscal 2019 Third Quarter

August 1, 2019

Outlook

Mr. Bartolacci further stated: “We currently expect year-over-year comparability to continue to be impacted for the remainder of fiscal 2019 by the headwinds of currency rate changes, the decline in U.S. casketed deaths, and the brand client loss. In addition, recent slowing in our U.S. brand business markets remains a near-term concern.

“However, strong order rates in our warehouse automation, cremation and incineration, and surfaces and engineered products businesses are encouraging. In addition, our private label business continues to strengthen, trends are improving in product identification sales and we currently maintain a strong backlog in our merchandising business.

“Based on these factors, we are not adjusting our current fiscal 2019 earnings targets at this time but remain cautious in light of the continuing challenges in our larger businesses."

Webcast

The Company will host a conference call and webcast on Friday, August 2, 2019 at 9:00 a.m. Eastern Time to review its financial and operating results, and discuss its corporate strategies and outlook. A question-and-answer session will follow.

The conference call can be accessed by calling (201) 689-8471. The audio webcast can be monitored at www.matw.com. A telephonic replay will be available from 12:00 p.m. ET on the day of the call through Friday, August 16, 2019. To listen to the archived call, dial (412) 317-6671 and enter the pass code 13692057. The webcast replay will be available in the investor relations section of the Company’s website at www.matw.com, where a transcript will also be posted once available.

Matthews International Reports Results for Fiscal 2019 Third Quarter

August 1, 2019

About Matthews International Corporation

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leader in providing brand development, deployment and delivery services that help build our clients’ brands and consumers’ desire for them. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. The Company has approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in the cost of materials used in the manufacture of the Company's products, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, changes in product demand or pricing as a result of domestic or international competitive pressures, unknown risks in connection with the Company's acquisitions, cybersecurity concerns, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fiscal 2019 Third Quarter

August 1, 2019

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2019	2018(1)	% Change	2019	2018(1)	% Change
Sales	$379,294	$411,621	(7.9)%	$1,144,871	$1,195,136	(4.2)%
Cost of sales	(242,116)	(259,006)	(6.5)%	(745,001)	(760,428)	(2.0)%
Gross profit	137,178	152,615	(10.1)%	399,870	434,708	(8.0)%
Gross margin	36.2%	37.1%		34.9%	36.4%

Selling and administrative expenses	(97,944)	(104,961)	(6.7)%	(302,584)	(321,559)	(5.9)%
Amortization of intangible assets	(9,543)	(8,334)	14.5%	(27,165)	(23,264)	16.8%
Operating profit	29,691	39,320	(24.5)%	70,121	89,885	(22.0)%
Operating margin	7.8%	9.6%		6.1%	7.5%

Interest and other income (deductions), net	(11,278)	(10,663)	5.8%	(33,090)	(31,013)	6.7%
Income before income taxes	18,413	28,657	(35.7)%	37,031	58,872	(37.1)%
Income taxes	(3,989)	(4,312)	(7.5)%	(4,429)	18,703	(123.7)%
Net income	14,424	24,345	(40.8)%	32,602	77,575	(58.0)%
Non-controlling interests	205	69	197.1%	541	201	169.2%
Net income attributable to Matthews	$14,629	$24,414	(40.1)%	$33,143	$77,776	(57.4)%

Earnings per share -- diluted	$0.46	$0.77	(40.3)%	$1.05	$2.44	(57.0)%

Earnings per share -- non-GAAP(2)	$0.90	$1.16	(22.4)%	$2.30	$2.72	(15.4)%

Dividends declared per share	$0.20	$0.19	5.3%	$0.60	$0.57	5.3%

(1) Information for the three and nine months ended June 30, 2018 has been adjusted to reflect the adoption of ASU No. 2017-07. The Company adopted this standard on October 1, 2018 applying the presentation requirements retrospectively resulting in a reclassification of net benefit costs of $714, $226 and $485 from cost of sales, selling expense and administrative expense, respectively, to other income (deductions), net for the three months ended June 30, 2018; and $2,142, $678 and $1,455 from cost of sales, selling expense and administrative expense, respectively, to other income (deductions), net for the nine months ended June 30, 2018

(2) See reconciliation of non-GAAP financial information provided in tables at the end of this release

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Sales:
SGK Brand Solutions	$181,930	$202,976	$557,881	$601,794
Memorialization	158,217	161,979	474,279	475,557
Industrial Technologies	39,147	46,666	112,711	117,785
	$379,294	$411,621	$1,144,871	$1,195,136

Adjusted EBITDA:(1)
SGK Brand Solutions	$29,891	$37,003	$86,612	$102,954
Memorialization	36,075	39,677	101,361	107,598
Industrial Technologies	7,278	8,241	15,665	16,809
Corporate and Non-Operating	(14,290)	(15,709)	(42,015)	(49,198)
Total Adjusted EBITDA(2)	$58,954	$69,212	$161,623	$178,163

(1) Beginning in fiscal 2019, the Company changed its primary measure of segment profitability from operating profit to adjusted EBITDA on a pre-corporate cost allocation basis. This presentation is consistent with how the Company's chief operating decision maker evaluates the results of operations and makes strategic decisions about the business.

(2) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fiscal 2019 Third Quarter

August 1, 2019

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	June 30, 2019	September 30, 2018
ASSETS
Cash and cash equivalents	$33,603	$41,572
Accounts receivable, net	318,717	331,463
Inventories, net	188,658	180,451
Other current assets	73,467	61,592
Total current assets	614,445	615,078
Property, plant and equipment, net	247,169	252,775
Goodwill	935,107	948,894
Other intangible assets, net	420,795	443,910
Other long-term assets	127,777	97,087
Total assets	$2,345,293	$2,357,744

LIABILITIES
Long-term debt, current maturities	$58,080	$31,260
Other current liabilities	255,967	255,142
Total current liabilities	314,047	286,402
Long-term debt	921,520	929,342
Other long-term liabilities	261,301	273,286
Total liabilities	1,496,868	1,489,030

SHAREHOLDERS' EQUITY
Total shareholders' equity	848,425	868,714
Total liabilities and shareholders' equity	$2,345,293	$2,357,744

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Nine Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income	$32,602	$77,575
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,759	57,052
Changes in working capital items	(14,543)	(5,897)
Other operating activities	10,596	(45,924)
Net cash provided by operating activities	89,414	82,806

Cash flows from investing activities:
Capital expenditures	(31,963)	(32,150)
Acquisitions, net of cash acquired	(11,525)	(119,953)
Other investing activities	(23,311)	(8,513)
Net cash used in investing activities	(66,799)	(160,616)

Cash flows from financing activities:
Net proceeds from long-term debt	16,395	114,406
Purchases of treasury stock	(21,815)	(20,091)
Dividends	(19,254)	(18,528)
Other financing activities	(5,489)	—
Net cash (used in) provided by financing activities	(30,163)	75,787

Effect of exchange rate changes on cash	(421)	(1,777)

Net change in cash and cash equivalents	$(7,969)	$(3,800)

Matthews International Reports Results for Fiscal 2019 Third Quarter

August 1, 2019

Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition costs, ERP integration costs, strategic initiative and other charges (which includes non-recurring charges related to operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,				Nine Months Ended June 30,
	2019		2018		2019		2018
		per share		per share		per share		per share
Net income attributable to Matthews	$14,629	$0.46	$24,414	$0.77	$33,143	$1.05	$77,776	$2.44
Acquisition costs	2,373	0.08	2,604	0.08	6,373	0.20	6,939	0.22
ERP integration costs	1,869	0.06	2,005	0.06	4,816	0.15	6,125	0.19
Strategic initiatives and other charges	830	0.03	478	0.02	2,393	0.08	2,118	0.07
Loss on divestiture	90	—	—	—	3,394	0.10	—	—
Joint Venture intangible amortization expense (1)	210	0.01	—	—	210	0.01	—	—
Non-service pension and postretirement expense (2)	759	0.02	1,055	0.03	2,167	0.07	3,164	0.10
Intangible amortization expense	7,606	0.24	6,167	0.20	20,646	0.65	17,215	0.54
Tax-related (3)	—	—	—	—	(300)	(0.01)	(26,738)	(0.84)
Adjusted net income	$28,366	$0.90	$36,723	$1.16	$72,842	$2.30	$86,599	$2.72

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 20.3% and 24.0% for the three and nine months ended June 30, 2019, respectively, and 26% for the three and nine months ended June 30, 2018.

(1) Represents the Company's portion of intangible amortization expense incurred by non-consolidated subsidiaries accounted for as equity-method investments within the Memorialization segment.
(2) The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

(3) The tax-related adjustments in fiscal 2018 consisted of income tax regulation changes which included an estimated favorable tax benefit of approximately $37,800 for the reduction in the Company’s net deferred tax liability principally reflecting the lower U.S. Federal tax rate, offset partially by an estimated repatriation transition tax charge and other charges of approximately $11,000, for the nine month period ended June 30, 2018.

Matthews International Reports Results for Fiscal 2019 Third Quarter

August 1, 2019

ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Net income	$14,424	$24,345	$32,602	$77,575
Income tax provision (benefit)	3,989	4,312	4,429	(18,703)
Income before income taxes	$18,413	$28,657	37,031	58,872
Net loss attributable to noncontrolling interests	205	69	541	201
Interest expense	10,508	9,719	31,068	26,782
Depreciation and amortization *	20,483	20,066	60,759	57,052
Acquisition costs (1)**	2,980	3,519	8,386	9,309
ERP integration costs (2)**	2,355	2,710	6,337	8,278
Strategic initiatives and other charges (3)**	1,037	647	3,149	2,862
Joint Venture depreciation, amortization and interest expense (5)	866	—	866	—
Loss on divestiture (4)	—	—	4,465	—
Stock-based compensation	1,156	2,399	6,169	10,531
Non-service pension and postretirement expense (6)	951	1,426	2,852	4,276
Total Adjusted EBITDA	$58,954	$69,212	$161,623	$178,163
Adjusted EBITDA margin	15.5%	16.8%	14.1%	14.9%

(1) Includes certain non-recurring costs associated with recent acquisition activities.
(2) Represents costs associated with global ERP system integration efforts.
(3) Includes certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels.
(4) Represents a loss on the sale of a controlling interest in a Memorialization business.
(5) Represents the Company's portion of depreciation, intangible amortization and interest expense incurred by non-consolidated subsidiaries accounted for as equity-method investments within the Memorialization segment.

(6) Non-service pension and postretirement expense includes interest cost, expected return on plan assets and amortization of actuarial gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $12,757 and $11,718 for the SGK Brand Solutions segment, $4,840 and $5,463 for the Memorialization segment, $1,545 and $1,554 for the Industrial Technologies segment, and $1,341 and $1,331 for Corporate and Non-Operating, for the three months ended June 30, 2019 and 2018, respectively. Depreciation and amortization was $37,364 and $34,550 for the SGK Brand Solutions segment, $14,898 and $14,777 for the Memorialization segment, $4,630 and $4,156 for the Industrial Technologies segment, and $3,867 and $3,569 for Corporate and Non-Operating, for the nine months ended June 30, 2019 and 2018, respectively.
** Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $449 and $2,299 for the SGK Brand Solutions segment and $5,923 and $4,108 for Corporate and Non-Operating, for the three months ended June 30, 2019 and 2018, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $467 for the Memorialization segment and $2 for the Industrial Technologies segment for the three months ended June 30, 2018. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $3,858 and $5,484 for the SGK Brand Solutions segment and $14,014 and $12,979 for Corporate and Non-Operating, for the nine months ended June 30, 2019 and 2018, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $1,397 for the Memorialization segment and $589 for the Industrial Technologies segment for the nine months ended June 30, 2018.

- ### -